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                                                                     EXHIBIT 8.1

                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

                                  May 7, 1999

United Technologies Corporation
United Technologies Building
1 Financial Plaza
Hartford, Connecticut 06101

Ladies and Gentlemen:

     Reference is made to the Registration Statement of United Technologies Corporation, a Delaware corporation ("UTC"), on Form S-4 (the "Registration Statement") and the proxy statement/prospectus included therein (the "Proxy Statement/Prospectus") relating to the merger (the "Merger") of a wholly owned subsidiary of UTC ("Merger Sub") and Sundstrand Corporation, a Delaware corporation. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement/Prospectus.

     We have participated in the preparation of the discussion set forth in the section entitled "THE MERGER -- Material Federal Income Tax Consequences." In our opinion, such discussion, insofar as it relates to the federal income tax consequences of the Merger, is accurate in all material respects.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ WACHTELL, LIPTON, ROSEN & KATZ
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